Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Gain Therapeutics, Inc. for the registration of up to $100,000,000 of Common Stock, Preferred Stock, Debt Securities and Warrants, and to the incorporation by reference therein of our report dated March 25, 2022, with respect to the consolidated financial statements of Gain Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

Lugano, Switzerland

May 18, 2022